UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

Trio Petroleum Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41643	87-1968201
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23823 Malibu Road, Suite 304

Malibu, CA 90265

(661) 324-3911

 (Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TPET	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Entry into a Letter of Intent to Acquire Certain Oil and Gas Assets of HSO in at the P.R. Spring, Utah

As of May 15, 2025, Trio Petroleum Corp. (the “Company”) and Heavy Sweet Oil LLC, a limited liability company incorporated under the laws of the State of Utah (“HSO”, together with the Company, the “Parties”) entered into a non-binding Letter of Intent (the “LOI”) for the acquisition of all of HSO’s right, title and interest in, to, and under a certain identified 2,000 acres of land of HSO at the P.R. Spring Unita Basin in Utah (the “Proposed Transaction”) to be identified in writing by the Company (the “Identified Assets”). In consideration for the Identified Assets being sold by HSO to the Company, at the closing of the Proposed Transaction (the “Closing”), it is expected that the Company will (i) issue to HSO 1,492,272 restricted shares of the Company’s common stock, par value of $0.0001 per share and (ii) pay to HSO $850,000, in cash, which would be applied toward the acquisition and development of the P.R. Spring project, upon the terms and conditions set forth in certain definitive documents, which the Parties intend to proceed to enter into (the “Definitive Documents”). Upon the execution of the LOI by the Parties and in consideration for HSO’s negotiation of the Proposed Transaction with the Company and the option to acquire the Identified Assets, the Company paid to HSO a non-refundable payment of $150,000 (the “Option Payment”).

The LOI also provides that it is a condition of the Company’s entering into Definitive Documents that there is evidence of a minimum sustained production rate of 40 barrels per day for a continuous 30-day period from each of the two wells operated by the Company at the Asphalt Ridge site located next to the P.R. Spring site (the “Well Production Rate”). In the event that the Well Production Rate has not be achieved on or before May 15, 2026, the LOI will expire, unless extended by the Company in writing.

In addition, it is intended by the Parties that if they enter into the Definitive Documents, the Company will provide 100% of the required capital expenditures for the development of the P.R. Spring project, and the Company and HSO will each be entitled to 50% of the net profits derived from the P.R. Spring project. The Definitive Documents would likely contain representations and warranties of the parties customary to transactions of such nature in oil and gas industry and certain other conditions to the Closing, including approval of the Proposed Transaction by the governing bodies of each of the Company and HSO, including the board of directors of the Company.

Other than the provisions relating to the Option Payment, expenses, confidentiality, exclusivity, governing laws, termination and no third-party beneficiaries contained in the LOI, no other terms are binding until Definitive Documents are signed by the Parties.

The above description of the LOI is qualified in its entirety by the text of the LOI, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD

On May 20, 2025, the Company issued a press release announcing the signing of a non-binding LOI with HSO, as of May 15, 2025, in connection with the Proposed Transaction. A copy of such release is furnished hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter of Intent, dated as of May 15, 2025, entered into by and between the Company and Heavy Sweet Oil LLC
99.1	Press release, dated May 20, 2025
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trio Petroleum Corp.

Date: May 20, 2025	By:	/s/ Robin Ross
	Name:	Robin Ross
	Title:	Chief Executive Officer